SECOND AMENDMENT
TO

BROADRIDGE OUTPUT SERVICES AGREEMENT

This Second Amendment (“Amendment”) is made as of February 1, 2020 (“Second Amendment Effective Date”), by and between Broadridge Output Solutions, Inc. (“Broadridge”) and Tributary Funds, Inc. (“Customer”).

WHEREAS, Broadridge and Customer have entered into a Broadridge Output Services Agreement dated November 1, 2018, as further amended (the “Agreement”); and

WHEREAS, Broadridge and Customer desire to amend the Agreement as set forth herein;

NOW THEREFORE, the parties agree as follows:

1.	The first sentence of Section 1 (Term of Agreement) is deleted in its entirety and replaced as follows:

“This Agreement shall commence on the Effective Date and continue through January 31, 2021."

2.	All provisions of the Agreement, except as modified by this Amendment, shall remain in full force and effect and are reaffirmed. In the event of any conflict or inconsistency between any provision of this Amendment and any provisions of the Agreement, the provisions of this Amendment shall govern and control.

3.	The individuals signing below represent that each is authorized to bind his or her party to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Second Amendment Effective Date.

Broadridge Output Solutions, Inc.		Tributary Funds, Inc.

By:	/s/ Joseph A. Lalli	By:	/s/ Brittany Fahrenkrog
(Signature)		(Signature)

Joseph A. Lalli		Brittany Fahrenkrog
(Print Name)		(Print Name)

Vice President Program Management		Vice President
(Title)		(Title)

February 26, 2020		2/26/20
(Date)		(Date)